EXHIBIT 10.1

ASSET PURCHASE AND SUPPORT SERVICES AGREEMENT

ASSET PURCHASE AND SUPPORT SERVICES AGREEMENT (this “Agreement”) dated effective as of April 20, 2009, by and between LANDTEC NORTH AMERICA, a California corporation (“Buyer”), and VIASPACE INC., a Nevada corporation (“Seller”). Buyer and Seller are individually referred to as a “Party” or collectively as the “Parties” herein.

R E C I T A L S

WHEREAS, Seller owns and operates a tunable diode laser-based humidity sensor business in the U.S. (the “Transferred Business”) and also owns fuel cell, battery, and test equipment businesses, and an interest in Ionfinity LLC,, and holds indirectly holds majority ownership in a BVI and China-based enterprise manufacturing copyrighted artwork sold and marketed in major U.S. retail stores and harvesting fast-growing grass for biotech and animal feed purposes.

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the assets of the humidity sensor business (the “Assets”) in connection with the Transferred Business in exchange for the consideration described in Section 1 below;

AGREEMENT

NOW, THEREFORE, in consideration of the premises of the mutual agreements and covenants hereinafter set forth, the Parties agree as follows:

Section 1. Purchase of Assets and Support Services.

1.1 Assets. Seller hereby sells, assigns, conveys and otherwise transfers (“Transfer”) to Buyer, and Buyer’s successors and assigns, all of the right, title and interest in and to the Assets held by Seller, which consist of the following described assets (collectively, the “Purchased Assets”):

(a) trade and assumed names VIASENSOR; HS-1000, HS-2000, HS-3000, and all variations;

(b) customer lists and customer orders received after Closing (as defined in Section 6);

(c) Seller’s patent rights and intellectual property related to the humidity sensor including issued US patent number 7,499,169, and any other patent applications, brochures, manuals, sales presentations and assembly drawings, instructions, software, calibration instructions and shipping instructions;

(d) parts inventory;

(e) prototype and tradeshow demonstration units;

(f) manufacturing equipment and calibration equipment owned by the company including computers and monitors, IC programmer and oscilloscope;

(g) Drawings of all parts and/or components of the humidity sensor (a complete printed set and the original CAD);

(h) Assembly drawings for the humidity sensor (a complete printed set and the original CAD files);

(i) Works instructions explaining how to assemble the humidity sensor;

(j) Works instructions explaining how to calibrate the humidity sensor including acceptable limits;

(k) A complete bill of materials for the humidity sensor;

(l) A complete list of suppliers of each part or assembly;

(m) Circuit diagrams for all circuits in the humidity sensor including interconnection diagrams;

(n) Printed Circuit Board (“PCB”) information for each PCB within the humidity sensor, a complete bill of materials for each PCB, a full set of Gerber files for each PCB;

(o) Original CAD design file for each PCB;

(p) Purchase specification/special considerations for each PCB;

(q) Software files containing original source code;

(r) Software release notes, including known bugs;

(s) Copy of compiler used and any related license;

(t) Copy of compiled code as binary file (so you can still make copies even if compiler problems);

(u) All software documentation;

(v) Software version control log;

(w) Details of development environment;

(x) Any test gear related to the humidity sensor;

(y) List of customers and contact information;

(z) List of distributors and contact information; and

(aa) all inventions, technology, processes, concepts (documented or undocumented), patents (and the right to recover for past infringements thereof), patent applications, licenses, trade secrets, trademarks (and the right to recover for past infringements thereof), designs and drawings of Seller elated to the humidity sensor.

(bb) rights of Seller under all agreements relating to such assets set forth in sub-sections (a) through (aa), above, including but not limited to distributor, representative, teaming agreements.

(cc) all right, title and interest of Seller in and to all Intellectual Property rights relating to such assets set forth in sub-sections (a) through (aa) above, including without limitation all books, payment records; accounts; correspondence; production records; technical, accounting and procedural manuals; development and design data; and other useful business records utilized in the conduct of or relating to the Purchased Assets (collectively, “Records”).

1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, Seller shall not Transfer to Purchaser, and Purchaser shall not accept the Transfer of, the following properties, assets and rights, all of which shall be retained by Seller (the "Excluded Assets”):

(a) Seller’s rights under this Agreement;

(b) Seller’s Accounts Receivable for products or services arising out of transactions prior to Closing;

(c) Securities of VIASPACE GREEN ENERGY, Inc., a British Virgin Islands corporation (“VGE”), VIASPACE, Direct Methanol Fuel Cell Corporation (DMFCC) and all assets of VGE, VIASPACE, DMFCC, and all securities and assets not explicitly covered under this Agreement.

1.3 Closing. At the Closing, subject to the terms and conditions hereof, the Seller shall deliver to Buyer an executed Bill of Sale in the form attached hereto as Exhibit “A” (“Bill of Sale”); an executed Assignment of Contracts in the form attached hereto as Exhibit “B” (“Contracts Assignment”); and an executed Assignment of Patent in the form attached hereto as Exhibit “C” (“Patent Assignment”); and the Buyer shall deliver to Seller a receipt for cash payment paid.

1.4 Support Services. Seller, through its designated representatives Carl Kukkonen and Steve Muzi, will provide support and consulting services (collectively, “Support Services”) to Buyer relating to the manufacturing of the Assets and the modification of the Assets to Buyer applications, including testing and troubleshooting, for a period of sixty (60) days after the sale

1.5 Purchase Price and Charges for Support Services. Buyer shall pay Seller Two Hundred Ten Thousand Dollars ($210,000) (the “Purchase Price”) for the purchase of the Purchased Assets and for the Support Services allocated as follows:

(a) Sixty Thousand Dollars ($60,000) for the Purchased Assets payable at the time of the closing; and

(b) One Hundred Fifty Thousand ($150,000) for the Support Services of which One Hundred Ten Thousand Dollars ($110,000) will be payable at the Closing and Forty Thousand Dollars ($40,000) will be payable sixty (60) days after the Closing conditioned upon performance of the Support Services. The Support Services provided will be supplemented by the efforts of Joe McMenamin and Nate Hurvitz which will be separately contracted and paid for by Buyer.

1.6 Liabilities. Other than the obligations of Seller under the Assumed Contracts (as defined in the Contracts Assignment) on and after the Closing, Buyer shall not assume nor shall Buyer or any affiliate, or any officer, director, employee or stockholder of Buyer be deemed to assume, and none of the foregoing persons shall be liable for, any of the liabilities, obligations, litigation, disputes, debts, payables counterclaims, rights of set-off or return of Seller of any kind or nature, contingent or otherwise, known or unknown, direct or indirect, whether in existence on or prior to or after the date of Closing.

1.7 Definitions.

"Accounts Receivable” shall mean any and all accounts receivable, notes and other amounts receivable from third parties, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

"Intellectual Property” shall mean, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, databases, domain names, pages on the World Wide Web, computer programs and other computer software, including the software programs, server codes, database codes and HTML codes, if any, developed by Seller, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs, and all documentation and all media constituting, describing or relating to the foregoing including but not limited to recommended product features.

"License” shall mean any contract or agreement that grants a person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

"Material Adverse Effect” means, with respect to Seller, a material adverse change in or effect on (a) the validity or enforceability of this Agreement, (b) the ability of Seller to perform its obligations under this Agreement or any document related to the Transferred Business to which Seller is a party or (c) the business, assets, conditions (financial or otherwise), results of operations relating to the Transferred Business.

Section 2. Representations and Warranties of Seller. Seller hereby represents and warrants to, and agrees with, Buyer as follows:

2.1 Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary power and authority to carry on its business as now being conducted and to own the Assets. The Company is duly qualified or duly licensed to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary

2.2 Authorization and Validity of Agreement. Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement has been duly and validly executed and delivered by Seller and is a valid and binding obligation of Seller, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or by which the Assets may be bound; (c) except for any filings pursuant to applicable federal and states securities laws, require any filing by Seller with, or require Seller to obtain any permit, consent or approval of, or require Seller to give any notice to, any governmental or regulatory body, agency or authority or any other person.

2.4 Intellectual Property. To Seller’s knowledge, Seller has sufficient legal rights of ownership, license or otherwise to all patents, copyrights, trade secrets, information and proprietary rights and processes (collectively, the “Intellectual Property”) which comprise the Assets, free and clear of all encumbrances without any conflict with or infringement of the rights of others, including, but not limited to, all parties with whom Seller has previously entered into contracts relating to the sale or license by or to Seller of any Intellectual Property. There are no outstanding options, licenses, or agreements of any kind relating to any of the Assets, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Seller has not received any communications alleging that Seller has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Seller is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Seller. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein, shall conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

2.4.1 Use of Intellectual Property. Seller’s use of the Intellectual Property, including the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of Seller, does not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. None of the Intellectual Property has been canceled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. Seller has the exclusive right to file, prosecute and maintain all applications and registrations, if any, with respect to the Intellectual Property.

2.4.2 Notice of Adverse Claims. Seller has not received any written notice or claim from any third party challenging the right of Seller to use any of the Intellectual Property. The Intellectual Property constitutes all the intellectual property currently used to operate the Transferred Business as of the Closing Date and thereafter, in the manner in which it is presently operated. In addition, Seller has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Seller) of its rights to, or in connection with any Intellectual Property. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

2.4.3 Validity. There are no pending or threatened claims by any third party of a violation, infringement, misuse or misappropriation by Seller of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property. No valid basis exists for any such claim.

2.4.4 No Pending Applications. There are no applications with respect to the Intellectual Property pending in the United States Copyright Office, the United States Patent and Trademark Office or any governmental authority (foreign or domestic).

2.4.5 Assignments. Seller has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property of the rights to such contributions that Seller does not already own by operation of law.

2.4.6 Confidentiality. Seller has taken all reasonably necessary steps to protect and preserve the confidentiality of all of its proprietary trade secrets, know-how, source codes, databases, schematics, ideas, algorithms and processes and, when deemed reasonably necessary by Seller, all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and Seller.

2.4.7 Software. Each of the material computer software programs used or held for use in the Transferred Business (other than licensed “off-the-shelf” software or other software widely available through regular commercial distribution channels on standard terms and conditions) (i) runs in a commercially reasonable manner, (ii) conforms in all material respects to the specifications thereof, and, (iii) with respect to each of such computer software programs owned by Seller, the applications can be compiled from their associated source code without undue burden. Seller has made all documentation in its possession relating to the use, maintenance and operation of the material computer software programs used or held for use in the Transferred Businesses available to Buyer, all of which are true, accurate and complete in all material respects.

2.4.8 Knowledge. The representations under Sections 2.4.1 through 2.4.7 are subject to the Seller’s knowledge.

2.5 Financial Statements. To Seller’s knowledge, the Purchased Assets reflected on Seller’s most recent balance sheet represent all of the assets necessary for the maintenance and operation of the Transferred Business substantially in the manner in which such business is presently conducted by Seller.

2.6 Limiting Contracts. Seller is not bound by any oral or written contract limiting the ability of Seller to engage in any line of the Transferred Business.

2.7 Suppliers and Customers. Seller has provided Buyer with a true and complete list of all suppliers to Seller with respect to the Transferred Business to whom Seller pays more than $12,000 per year, based upon the 2008 calendar year. The relationships of Seller with each such customer and supplier are good commercial working relationships, and, no such customer or supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller. Seller has not received any notice that any such customer or supplier may cancel or otherwise materially and adversely modify its relationship with Seller, or limit its services, supplies or materials to Seller, or its usage or purchase of the services and products of Seller relating to the Transferred Business, either as a result of the transactions contemplated hereby or otherwise.

2.8 Contracts. Each contract relating to the Transferred Business (“TB Contract”) is in full force and effect and there exists no (i) default or event of default by Seller or any other party to any such contract with respect to any material term or provision of any TB Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Seller or, any other party thereto, with respect to any material term or provision of any such TB Contract. Seller has delivered to Buyer true and complete copies, including all amendments, of each written TB Contract.

2.9 Restrictions. Sellers is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would (a) have a Material Adverse Effect on the Transferred Business or (b) prevent the purchase and sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement.

2.10 Interim Business Operations. Seller has conducted business operations relating to the Transferred Business in a commercially reasonable manner and has used its commercially reasonable efforts to preserve the existing business relationships which Seller has with customers, suppliers, and others relating to the Transferred Business.

2.11 Disclosure. None of this Agreement, the Schedules, Exhibits and certificates attached or provided hereto, and the documents delivered or made available to Buyer and its representatives pursuant hereto by Seller, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller relating to Seller which would have a Material Adverse Effect on the Transferred Business, and which has not been disclosed in this Agreement, or in a Schedule, Exhibit or certificate attached or provided hereto.

Section 3. Representations and Warranties of Buyer. Buyer hereby represents, warrants and agrees as follows:

3.1 Existence and Good Standing of Buyer; Power and Authority. Buyer is a corporation duly organized and validly existing under the laws of the state of incorporation. Buyer has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the articles of organization or by-laws or other comparable organizational documents or Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any governmental or regulatory body, agency or authority or any other person.

3.3 Disclosure of Information. Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Assets. Buyer further represents that it has had an opportunity to ask questions and receive answers from Seller regarding the Assets and the Transferred Business of Seller.

Section 4. Conditions To Buyer’s Obligations. The obligation of Buyer to purchase the Assets is subject to the fulfillment to its satisfaction of the following conditions:

4.1 Representations and Warranties Correct. The representations and warranties made by Seller shall be true and correct when made and as of the Closing.

4.2 Performance of Obligations. Seller shall have obtained all necessary consents and performed all obligations and conditions required herein to be performed on the date thereof.

4.3 Deliveries by Seller. Seller shall have executed and delivered to Buyer the Bill of Sale, the Contracts Assignment, and the Patent Assignment.

4.4 Website. All references to the HS product line shall include contact information (including website address, phone number and address) of Buyer as the new provider of the HS product line.

Section 5. Conditions To Seller’s Obligations. The obligation of Seller to sell the Assets is subject to the fulfillment to its satisfaction of the following conditions:

5.1 Representations and Warranties Correct. The representations and warranties made by Buyer shall be true and correct when made and as of the Closing.

5.2 Payment Obligations. Buyer will have wired $170,000 to Seller.

5.3 Performance of Obligations. Buyer shall have obtained all necessary consents and performed all obligations and conditions required herein to be performed on the date thereof.

Section 6. Closing. The purchase and sale of Assets shall take place at the office of Richardson & Patel LLP at 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024 on April 20, 2009 or on such other date or other place as the Buyer and Seller mutually agree upon in writing or orally (the “Closing”).

Section 7. Indemnification.

7.1 Survival of Representations and Warranties. Buyer and Seller agree that except in the case of actual fraud, the representations and warranties made by Buyer and Seller respectfully, will expire with respect to any claim not made on or before eighteen (18) months after the Closing, except for representations and warranties relating to undisclosed tax matters, which will continue in full force and effect until the expiration of the relevant periods for assessment of tax under applicable tax laws. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

7.2 Indemnification by Seller.

(a) Indemnifiable Losses. Subject to Section 7.2(b) below, the Buyer and its affiliates, officers, directors, employees, agents, successors and assigns shall be defended, indemnified and held harmless by Seller, jointly and severally, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from the following:

(i)	the breach of any representation or warranty made by Seller contained in the Agreement;

(ii)	the breach of any covenant or agreement by Seller contained in the Agreement;

(iii)	any and all Losses suffered or incurred by Buyer by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing; and,

(iv)	all liabilities of Seller, none of which shall be assumed by Buyer.

(b) Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 7.2(a) shall be an amount equal to the Purchase Price actually received by Seller.

7.3 Indemnification by Buyer.

(a) Subject to Section 7.3(b) below, the Seller and its affiliates, officers, directors, employees, agents successors and assigns shall be defended, indemnified and held harmless by Buyer, jointly and severally, for Loss, arising out of or resulting from the following:

(i)	the breach of any representation or warranty made by Buyer contained in the Agreement; and

(ii)	the breach of any covenant or agreement by Buyer contained in the Agreement.

(iii)	any and all Losses suffered or incurred by Seller by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Buyer occurring or existing prior to the Closing.

(b) Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Buyer arising out of or resulting from the causes enumerated in Section 7.3(a) shall be an amount equal to the Purchase Price actually received by Seller.

7.4 Indemnification Procedures.

(a) For purposes of this Section 7.4, “Indemnified Party” shall mean Buyer or Seller, as the case may be, and its respective affiliates, officers, directors, employees, agents, successors and assigns, and “Indemnifying Party” shall mean Buyer or Seller, as the case may be, when indemnifying Seller or Buyer, as the case may be and its respective affiliates, officers, directors, employees, agents, successors and assigns.

(b) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, a brief description of the facts upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(c) The obligations and liabilities of the Indemnifying Party under this Section 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 7 (individually, a “Third Party Claim” or collectively “Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party which consent may not be unreasonably withheld or delayed. No such Third Party Claim may be settled for monetary damages by the Indemnified Party without the prior written consent of the Indemnifying Party which consent may not be unreasonably withheld or delayed.

(d) To the extent that the Indemnifying Parties’ undertakings set forth in this Section 7 may be unenforceable, the Indemnifying Parties shall be obligated, jointly and severally, to contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Indemnified Parties.

7.5 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS SECTION SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION (PROVIDED THAT ANY CONTRIBUTORY OR COMPARATIVE NEGLIGENCE SHALL OFFSET ANY INDEMNIFICATION AMOUNTS OWED TO THE INDEMNIFIED PARTY FROM THE INDEMNIFYING PARTY) OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

7.6 No Claims as Officer or Director. . Each party hereby agrees that such party (“Defending Party”) will not make any claim for indemnification or right of contribution against the other party (“Claiming Party”) by reason of the fact that any employee or other Affiliate of Defending Party was a director, officer, employee or agent of the Defending Party or was serving at the request of the Defending Party as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by (i) Claiming Party, or (ii) a third party against Defending Party for which Claiming Party may seek indemnification against Defending Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

7.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable for any consequential, incidental, indirect, special or punitive damages relating to the breach or alleged breach hereof.

Section 8. Miscellaneous.

8.1 Survival; Entire Agreement; Successors and Assigns; Counterparts; Headings. The respective representations and warranties of Seller and Buyer contained in this Agreement, or in any Exhibit or Schedule delivered pursuant hereto shall not survive the date of the Closing. This Agreement (including the Exhibits and Schedules hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.2 Modification. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

8.3 Transfer Taxes; Governing Law; Severability; Venue.

(a) Seller shall be responsible for and pay and indemnify and hold harmless Buyer for, any and all applicable United States sales, transfer, use, and other taxes and fees that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Assets, whether levied on Buyer or Seller. This Agreement shall be governed by and construed in accordance with the laws of California. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall remain in full force and effect. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of California, and each of the Parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world by first class certified mail, return receipt requested, postage prepaid to the address at which such Party is to receive notice in accordance with this Agreement.

8.4 Expenses. Other than as set forth herein, Buyer and Seller will each be responsible for its own expenses incurred in connection with the transactions contemplated hereby.

8.5 Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transaction contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

8.6 Assurances. Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

8.7 Specific Performance. Each of the Parties (“Breaching Party”) acknowledges and agrees that the other party (“Non-Breaching Party”) would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Breaching Party agrees that the Non-Breaching Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.3 above), in addition to any other remedy to which they may be entitled, at law or in equity.

8.8 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.9 Non-compete. For a period of three (3) years following the Closing, Seller and its principals will not individually, or as a member, employee or agent of any partnership, or as an officer, agent, employee, director, stockholder (except of not more than five percent (5%) of the outstanding stock of any company purchased for investment purposes only) or investor, of any other corporation, directly or indirectly, own, manage, operate, join, control or work for or permit-the use of his name by, or be connected in any manner with, any business or activity in the world, which is directly competitive with any aspect of the Transferred Business. It is intended that the covenant contained in this Section 8.9 shall be deemed to be a series of separate covenants, one for each country. Except for geographic coverage, each such separate covenant contained shall be deemed identical in terms with the covenant contained in said paragraph. If in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in paragraph (a) because, taken together, they cover too extensive a geographic area, it is intended that those of such covenants (taken in the case of provinces, states, territories or counties of the applicable states, territories or counties which are least populous) which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings, shall, for the purpose of such proceedings, be deemed eliminated for the provisions hereof.

8.10 Attorneys’ Fees.

(a) In any action, arbitration proceeding or other litigation (“Litigation”) between the Parties to declare the enforceable rights granted in this Agreement or to enforce the enforceable provisions of this Agreement, the party prevailing in the Litigation, whether at trial or on appeal, shall be entitled to its costs and expenses of suit, including, without limitation, a reasonable sum as and for attorneys’ fees incurred in such Litigation. The term “prevailing party” as used in this paragraph shall not be limited to a prevailing plaintiff, but shall also include, without limitation, any party who is made a defendant in Litigation in which damages or other relief or both may be sought against such party and a final judgment or dismissal or decree is entered in such Litigation in favor of such party defendant.

(b) Attorneys’ fees incurred in enforcing any judgment rendered in connection with the interpretation or enforcement of this Agreement (“Judgment”) are recoverable by the party in whose favor such Judgment is rendered, as a separate item of damages. The provisions of this paragraph are severable from the other provisions of this Agreement and shall survive any such Judgment, and the provisions of this paragraph shall not be deemed merged into any such Judgment.

8.11 Failure to Make Final Payment. If Buyer fails to make the final $40,000 payment within sixty (60) days after Closing and Seller is not in default under this Agreement, then Seller may elect in its sole discretion the following remedy in lieu of collecting the delinquent payment: (a) void paragraph 8.9— Noncompete so that it is unenforceable and no longer effective; (b) obtain from Buyer, effective immediately after such sixtieth (60th) day without any further action from Buyer, a nonexclusive, royalty-free, perpetual and transferable sublicense to the intellectual property assets and patents described in Sections 1.1(c) and 1.1(aa) and all improvements thereto, for any purpose; and (c) obtain from Buyer a release and covenant not to sue Seller and its successors for infringement of any of the intellectual property described in Sections 1.1(c) and 1.1(aa), effective immediately after such sixtieth (60th) day without any further action from Buyer. Notwithstanding the foregoing, Seller may elect to waive the automatic remedies set forth in subsection (a)-(c), above, and instead, elect to sue Buyer to recoup the $40,000 payment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its or his behalf as of the date above first written.

BUYER

LANDTEC NORTH AMERICA, a California corporation

By: Name: Title:	/s/ Chris Cummins Chris Cummins President

SELLER

VIASPACE INC., a Nevada corporation

By: Name: Title:	/s/ Carl Kukkonen Carl Kukkonen CEO